                                   EXHIBIT 11

                Statement Re:  Computation of Earnings Per Share


                                               Three Months        Three Months
                                                  Ended               Ended
                                                 April 1,           March 26,
                                                   2001               2000
                                               ------------        ------------
(In thousands, except per share amounts)
Average shares outstanding - Basic                 4,324               5,290

Shares issuable upon the exercise of
  Outstanding stock options and warrants               3                  22
                                                  ------              ------

Weighted average shares outstanding - Diluted      4,327               5,312
                                                  ======              ======


Net income                                        $  849              $1,206
                                                  ======              ======

Basic earnings per share                          $ 0.20              $ 0.23
                                                  ======              ======

Diluted earnings per share                        $ 0.20              $ 0.23
                                                  ======              ======
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